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                                                                    EXHIBIT 16.1

Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:

         We were previously the independent accountants for Just Toys, Inc., and on March 24, 2000 we reported on the consolidated financial statements of Just Toys, Inc., and subsidiaries as of and for the year ended December 31, 1999. On October 4, 2000, we informed Just Toys, Inc. that we had merged with McGladrey & Pullen, LLP and we would no longer be the independent accountants of Just Toys, Inc. We have read Just Toys, Inc.'s statements included under Item 4 of its Form 8-K for October 17, 2000, and we agree with such statements.

                                                 /s/ Edward Isaacs & Company LLP

White Plains, New York
October 4, 2000